As filed with the Securities and Exchange Commission on August 25, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOSPIRA, INC.

 (Exact name of registrant as specified in its charter)

Delaware	20-0504497
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

275 N. Field Drive

Lake Forest, Illinois 60045

(Address of Principal Executive Offices) (Zip Code)

Hospira Non-Qualified Savings and Investment Plan

(Full Title of the Plan)

Brian J. Smith

Senior Vice President, General Counsel and Secretary

Hospira, Inc.

Dept. NLEG

275 North Field Drive

Lake Forest, Illinois 60045-5045

(224) 212-2848

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$50,000,000	N/A	$50,000,000	$1,965

(1) Deferred Compensation Obligations represent general unsecured obligations of Hospira, Inc. to pay deferred compensation in accordance with the above-referenced Plan.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents previously filed by Hospira, Inc. (“Hospira”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Hospira’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	Hospira’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

(c)	Hospira’s Current Reports on Form 8-K filed on January 4, 2008, April 28, 2008, and May 14, 2008; and

(d)	the description of Hospira’s Common Stock and Rights contained in the registration statement on Form 10, as amended (File No. 1-31946).

All documents subsequently filed by Hospira or the Hospira Non-Qualified Savings and Investment Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference into this registration statement, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

The Plan provides a select group of management or highly compensated employees of Hospira and its affiliates with an opportunity to defer a portion of their compensation on a pre-tax basis. Hospira may make discretionary credits of employer contributions to participants’ accounts under the Plan. The amount of compensation deferred under the Plan is based on elections by each Plan participant in accordance with the terms of the Plan, Hospira’s contributions, and the earnings or losses thereon. The obligation of Hospira to pay such deferred compensation (the “Obligations”) will become due as pre-designated by each Plan participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Plan.

Amounts deferred under the Plan will be credited with investment returns based on investment alternatives chosen by each Plan participant, and the amount of the Obligations payable to each Plan participant will reflect the investment returns of the chosen investment alternatives. However, the Plan participants will have no ownership interest in any of the investment alternatives. Each Plan participant is an unsecured general creditor of Hospira with respect to his or her own interest in the Plan. Benefits are payable solely from Hospira’s general funds.

The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Plan participants, except that each Plan participant may designate one or more beneficiaries to receive benefits upon his or her death. Hospira reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Plan participant’s account balance, including previous earnings or losses, as of the date of such amendment or termination.

The total amount of Obligations being registered pursuant to this registration statement is $50,000,000.

Item 5.        Interests of Named Experts and Counsel.

Brian J. Smith, Esq., Senior Vice President, General Counsel and Secretary of Hospira, whose opinion is included herewith as Exhibit 5, beneficially owned as of August 22, 2008, approximately 20,123 shares of Common Stock of Hospira (this amount includes approximately 9,715 shares held for the benefit of Mr. Smith in the Hospira 401(k) Retirement Savings Trust pursuant to the Hospira 401(k) Retirement Savings Plan) and held options to acquire 243,000 shares of Common Stock of which options to purchase 166,667 shares of Common Stock are currently exercisable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of the actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Hospira’s bylaws provide that each person who was or is a party or is threatened to be made a party to any action or proceeding by reason of the fact that the person, or a person of whom the person is the legal representative, is or was a director or officer of Hospira or is or was serving at Hospira’s request as a director or executive officer of another corporation or of a partnership, joint venture, trust or other enterprise will be indemnified and held harmless by Hospira to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Hospira’s bylaws also authorize Hospira to grant similar indemnification rights to its employees or agents and to maintain insurance on behalf of any person required or permitted to be indemnified under the bylaws.

Hospira has provided, consistent with the Delaware General Corporation Law, in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•       any breach of the director’s duty of loyalty to the corporation or its stockholders;

•       acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•       any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of the provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for this provision, would accrue or arise prior to the amendment or repeal.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index, which is incorporated herein by reference.

Item 9.        Undertakings.

(a)             The undersigned registrant hereby undertakes:

1.               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-8 and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, State of Illinois, on August 25, 2008.

HOSPIRA, INC.

By:
/s/ Christopher B. Begley
Christopher B. Begley
Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Christopher B. Begley and Brian J. Smith, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 25, 2008.

Signature	Title

/s/ Christopher B. Begley
Christopher B. Begley	Chairman of the Board and Chief Executive Officer

/s/ Thomas E. Werner	Senior Vice President, Finance and Chief Financial Officer
Thomas E. Werner	(Principal Financial Officer)

/s/ Richard J. Hoffman	Corporate Vice President and Controller
Richard J. Hoffman	(Principal Accounting Officer)

/s/ Irving W. Bailey, II
Irving W. Bailey, II	Director

/s/ Barbara L. Bowles
Barbara L. Bowles	Director

/s/ Connie R. Curran
Connie R. Curran	Director

/s/ Roger W. Hale
Roger W. Hale	Director

/s/ Ronald A. Matricaria
Ronald A. Matricaria	Director

/s/ Jacque J. Sokolov
Jacque J. Sokolov	Director

Mark F. Wheeler
Mark F. Wheeler	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Hospira Non-Qualified Savings and Investment Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, State of Illinois, on August 25, 2008.

HOSPIRA NON-QUALIFIED SAVINGS AND
INVESTMENT PLAN

By:	/s/ Henry A. Weishaar
Henry A. Weishaar
Chairman of the Employee Benefit Board of Review
of Hospira, Inc., Plan Administrator

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4	Hospira Non-Qualified Savings and Investment Plan.

5	Opinion of Brian J. Smith.

23.1	The consent of counsel, Brian J. Smith, is included in the opinion filed as Exhibit 5.

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney is included on the signature page.